Exhibit 3.55(b)

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CLUBCORP MORTGAGE BORROWER, LLC

This Amended and Restated Limited Liability Company Agreement (together with schedules attached hereto, this “Agreement”) of ClubCorp Mortgage Borrower, LLC (the “Company”), is entered into by ClubCorp Mezzanine Borrower, LLC, as the sole equity member (the “Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

On November 3, 2006, Kurt J. Neumann executed and filed a Certificate of Formation with the Secretary of State of the State of Delaware, and on November 6, 2006, executed and filed the Certificate of Correction thereto (as so corrected, the “Certificate of Formation”) in accordance with and pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”).

WHEREAS, the Company is currently governed by that certain Limited Liability Company Agreement of ClubCorp Mortgage Borrower, LLC, dated as of December 26, 2006 entered into by ClubCorp Mezzanine Borrower, LLC as the sole equity member, as heretofore amended (the “Existing Agreement”).

WHEREAS, the Member desires to amend and restate the Existing Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Existing Agreement is superseded, amended and restated in its entirety to read as follows:

Section 1                Name.

The name of the limited liability company continued hereby is ClubCorp Mortgage Borrower, LLC.

Section 2.               Principal Business Office.

The principal business office of the Company shall be located at c/o ClubCorp, Inc., 3030 LBJ Freeway, Suite 600, Dallas, TX 75234-7703, Attention: Director of Finance, or such other location as may hereafter be determined by the Member.

Section 3.               Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

Section 4.               Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

Section 5.               Members.

(a)                The mailing address of the Member is set forth on Schedule B attached hereto. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to the Existing Agreement.

(b)               The Member may act by written consent.

Section 6.               Certificates.

Kurt J. Neumann was designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company and the Certificate of Correction thereto with the Secretary of State of the State of Delaware, and all prior actions taken by him in connection herewith are ratified, confirmed, and approved. Upon the filing of the Certificate of Correction to the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.               Purposes. The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a)                to own interests in and act as a member of: (A) CCA Golf Course Holdco, LLC and (B) CCA Resort Holdco, LLC (such interests are collectively referred to herein as the “Property”);

(b)               to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Property including, without limitation, the grant of a security interest in or mortgage on such Property;

(c)                to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Company’s property;

(d)               to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                to engage in any lawful activities and to exercise such powers permitted to limited liability companies under the laws of the State of Delaware.

Section 8.               Powers.

The Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.               Management.

(a)                Board of Directors. The business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors designated by the Member. The Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board. The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors. Each Director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal. Directors need not be a Member. The Directors designated by the Member and currently (as of the date of this Agreement) serving are listed on Schedule C hereto.

(b)               Powers. The Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 7, the Board of Directors has the authority to bind the Company.

(c)                Meeting of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors.

(d)               Quorum: Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e)                Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f)                Committees of Directors.

(i)                        The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)                     In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)                  Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g)               Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h)               Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the

Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i)                 Directors as Agents. To the extent of their powers set forth in this Agreement, the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

Section 10.             Reserved.

Section 11.             Officers.

(a)                Officers. The Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. Any number of offices may be held by the same Person. The Board shall choose a President, a Secretary and a Treasurer. The Board may appoint such other Officers (including one or more Vice Presidents, Assistant Secretaries or Assistant Treasurers) as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company may be filled by the Board. The Officers of the Company designated by the Member and (as of the date of this Agreement) serving are listed on Schedule D hereto.

(b)               President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed; (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(c).

(c)                Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d)               Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, if any, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e)                Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, if any, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f)                Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(g)               Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12.             Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company.

Section 13.             Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto.

Section 14.             Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Member makes an additional capital contribution to the Company, the Company shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.             Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 16.             Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

Section 17.             Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18.             Reserved.

Section 19.             Other Business.

The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or in equity. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20.             Exculpation and Indemnification.

(a)                Neither the Member nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)               To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)                To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d)               A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)                To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)                The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21.             Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, and ceases to be a Member, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Without limiting the foregoing, the Member may hypothecate, pledge or assign for security purposes any part or all of its interest in the Company to any other Person and remain a Member entitled to exercise rights and receive distributions and allocations pursuant to this Agreement. In the event that any such hypothecated, pledged or assigned interest is executed upon, foreclosed or otherwise transferred by legal or equitable process, the transferee shall be admitted to the Company as a Member. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 22.             Resignation.

If the Member resigns, an additional member of the Company shall be admitted to the Company, subject to Section 23, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23.             Admission of Additional Members.

One or more additional Members of the Company may be admitted to the Company with the written consent of the Member.

Section 24.             Dissolution.

(a)                The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

(b)               Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)                In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)               The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25.             Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Member in the Company is personal property.

Section 26.             Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 27.             Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28.             Entire Agreement.

This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

Section 29.             Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

Section 30.             Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31.             Amendments.

This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

Section 32.             Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 33.             Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 34.             Certification of Limited Liability Company Interests.

The Company hereby irrevocably elects that all limited liability company interests in the Company shall constitute and shall remain a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control. Upon the issuance of limited liability company interests to the Member in accordance with the provisions of this Agreement, the Company shall issue one or more Certificates in the name of the Member. “Certificate” means a non-negotiable certificate issued and endorsed by the Company substantially in the form of Schedule E hereto, which evidences the ownership of one or more limited liability company interests in the Company. Each Certificate shall bear the following legend: “This certificate evidences an interest in ClubCorp Mortgage Borrower, LLC. Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions of Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.” This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation. The Company shall maintain books for the purpose of registering the transfer of the limited liability company interests. Notwithstanding any provision of this Agreement to the contrary, the transfer of the limited liability company interests require delivery of an endorsed Certificate and shall be effective upon registration of such transfer in the books of the Company.

Section 35.             Tax Status.

The Company is intended to be disregarded entity for United States federal tax purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed Agreement as of the 10th day of November, 2010.

MEMBER:

CLUBCORP MEZZANINE BORROWER, LLC

By:	/s/ Ingrid Keiser
Name: Ingrid Keiser
Title: Secretary

Signature Page to the A&R LLC Agreement – ClubCorp Mortgage Borrower LLC

SCHEDULE A

Definitions

A.            Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on November 3, 2006, as corrected by the Certificate of Correction thereto, as filed with the Secretary of State of the State of Delaware on November 6, 2006, and as amended or amended and restated from time to time.

“Company” means ClubCorp Mortgage Borrower, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting

A-1

securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a).

“Directors” means the Persons elected to the Board of Directors from time to time by the Member in their capacity as managers of the Company. A Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Member” means ClubCorp Mezzanine Borrower, LLC, as the member to the Company, and any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Officer” means an officer of the Company described in Section 11.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Property” has the meaning set forth in Section 7(a).

B.            Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

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SCHEDULE B

Member

		Agreed Value of
Name	Mailing Address	Capital Contribution	Membership Interest
ClubCorp Mezzanine Borrower, LLC	c/o ClubCorp, Inc.	$100	100%
	3030 LBJ Freeway, Suite 600
	Dallas, TX 75234-7703
	Attention: Director of Finance

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SCHEDULE C

DIRECTORS

1.                          Eric L. Affeldt

2.                          Eric C. Resnick

3.                          Martin J. Newburger

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SCHEDULE D

OFFICERS	TITLE

Eric L. Affeldt	President

Curt McClellan	Treasurer

Ingrid Keiser	Secretary

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SCHEDULE E

CERTIFICATE FOR CLUBCORP MORTGAGE BORROWER, LLC

This Certificate has not been and will not be registered under the Securities Act of 1933 or under the securities or blue sky laws of any state. The holder of this Certificate, by its acceptance hereof, represents that it is acquiring this security for investment and not with a view to any sale or distribution hereof.

Certificate Number:	% of Interests

ClubCorp Mortgage Borrower, LLC, a Delaware limited liability company (the “Company”), hereby certifies that                                 (the “Holder”) is the registered owner of                              % of the limited liability company interests in the Company (the “Interests”). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF NOVEMBER             , 2010, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.

This certificate evidences an interest in ClubCorp Mortgage Borrower, LLC. Each limited liability company interest in the Company shall constitute and shall remain a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by                                          as of the date set forth below.

Dated:

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(REVERSE SIDE OF CERTIFICATE

FOR INTERESTS OF CLUBCORP MORTGAGE BORROWER, LLC)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                   (print or typewrite name of Transferee),                              (insert Social Security or other taxpayer identification number of Transferee), the following specified percentage of Interests:                                (identify the percentage of Interests being transferred), and irrevocably constitutes and appoints                               , as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:	Signature:
(Transferor)

Address:

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